AMENDMENT NO. 1 TO EXCHANGE AGREEMENT

     AMENDMENT NO. 1 TO EXCHANGE AGREEMENT ("Amendment"), dated as of March __, 2001, by and among New World Coffee-Manhattan Bagel, Inc., a Delaware corporation (the "Company"), BET Associates, L.P. ("BET") and Brookwood New World Investors, LLC ("Brookwood") (each of BET and Brookwood being hereinafter called individually a "Stockholder" and collectively the "Stockholders").

     WHEREAS, on or about January 18, 2001, the Company and the Stockholders entered into a certain Exchange Agreement (the "Exchange Agreement") and related agreements pursuant to which the Stockholders exchanged in the aggregate 16,719.76 shares of the Series D Preferred Stock of the Company and warrants to purchase 2,393,820 shares of the common stock of the Company ("Common Stock") for, in the aggregate, 16,398.33 shares of the Series F Preferred Stock of the Company ("Series F Preferred Stock") and warrants to purchase an aggregate of 6,526,356 shares of Common Stock.

     WHEREAS, simultaneously with the execution and delivery of this Amendment, the Company and Halpern Denny III, L.P. ("Halpern Denny") are entering into a certain Second Series F Preferred Stock and Warrant Purchase Agreement and related agreements pursuant to which Halpern Denny is purchasing an additional 5,000 shares of Series F Preferred Stock and warrants to purchase an aggregate of 2,121,028 shares of Common Stock upon the terms and conditions set forth in the Second Series F Purchase Agreement.

     NOW THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Exchange Agreement is hereby amended by deleting Exhibit B to the Exchange Agreement in its entirety and replacing it with a new Exhibit B in the form annexed hereto.

2. The Exchange Agreement, as amended by this Amendment, is hereby in all respects confirmed and each of the parties hereto acknowledges and agrees that it is bound by all the terms and provisions thereof, as amended hereby.

3. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflicts of laws principles.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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         IN WITNESS WHEREOF, each of the parties hereto has executed this
Amendment as a sealed instrument, all as of the day and year first above written.


New World Coffee-Manhattan Bagel, Inc.

By:/s/ Ramin Kamfar
   ----------------
     Name: Ramin Kamfar
     Title:CEO


STOCKHOLDERS:

BET Associates, L.P.

By:  BRU Holding Co., LLC,
its General Partner

By:/s/ Bruce Toll
   --------------
     Name: Bruce Toll
     Title:


Brookwood New World Investors, LLC

By:  Brookwood New World Co., LLC,
its Managing Member

By: /s/ Thomas Trkla
    ----------------
     Name: Thomas Trkla
     Title: